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                                                                    EXHIBIT 12.1

                                 TRANSTAR, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


                                                                 For the year ended December 31,
                                               ---------------------------------------------------------------------
                                                      1998         1997         1996          1995           1994
                                                      ----         ----         ----          ----           ----

Income before income taxes,
 extraordinary item and change in
 accounting principle.......................        $ 95,757     $110,579     $103,714       $93,915        $86,102

Fixed charges:

Interest expense and amortization of
 debt issuance costs........................        $ 12,942     $ 17,358     $ 21,314       $24,144        $25,253

Interest expense on rentals ................           7,904        7,976        7,854         6,057          6,225
                                                    --------     --------     --------       -------        -------
       Total fixed charges .................        $ 20,846     $ 25,334     $ 29,168       $30,201        $31,478
                                                    ========     ========     ========       =======        =======
Earnings before income taxes,
 extraordinary item, change in
 accounting principle and fixed
 charges....................................        $116,603     $135,913     $132,882      $124,116       $117,580
                                                    ========     ========     ========      ========       ========
Ratio of earnings to fixed charges                      5.59         5.36         4.56          4.11           3.74
                                                        ====         ====         ====          ====           ====

----------------

Income for the years 1994, 1996, 1997 and 1998 includes non-recurring charges (credits) of $(1.7) million, $(1.0) million, $7.0 million and $3.5 million, respectively.